Exhibit 99.2
On October 24, 2008, Horizon Lines, Inc. hosted a conference call to discuss financial results for the third quarter ended September 21, 2008. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

Operator	Good morning ladies and gentlemen. Thank you for standing by. Welcome to the Horizon Lines, Inc. third quarter 2008 earnings results conference call. During today’s presentation all parties will be in the listen only mode. Following the presentation the conference will be open for questions. If you have a question, please press the “*” followed by the “1” on your touch tone phone. If you’d like to withdraw your questions, please press the “*” star followed by the “2”. If you’re using speaker equipment, please lift the hand set before making you’re selection. This conference is being recorded today, Friday October 24, 2008.

I would now like to turn the conference over to Jim Storey, Director of Investor Relations and Corporate Communications please go ahead, sir.

Jim Storey	Thank you, operator, and good morning everyone. Welcome to Horizon Lines, Inc. third quarter 2008 conference call.

With us this morning are Chuck Raymond, our Chairman, President and CEO; John Keenan, president of our liner company; Brian Taylor, president of our logistics company; and Mike Avara, our Chief Financial Officer. Also on hand with us in the room are John Handy, our Executive Vice President and Catherine Walsh, our Vice President and Controller.

Our call today will be conducted in the normal manner. Chuck will provide an overview of the quarter, John will then review our shipping operations, followed by Brian, who will discuss our logistics business. Mike will then walk you through the financials and Chuck will provide some further commentary before opening the call to questions.

Before we get started I would like to draw your attention to our safe harbor statement and remind everyone that on today’s call, management will make certain forward-looking statements that it believes to be reasonable at this point in time. Actual results could differ materially from those projected today, due to known and unknown risks and uncertainties. A discussion of factors that might affect future results is provided in our filings with the SEC and we encourage you to review them. Now let me turn the call over to Chuck Raymond. Chuck?

Chuck Raymond	Thank you Jim, and welcome everyone to our third quarter earnings conference call. I’ll start out by providing a brief overview of the quarter, our accomplishments, our challenges and the environment that we faced.

By now I hope everybody’s had a chance to review our third quarter press release and the attachments that detail our third quarter performance. Despite a few challenges, Horizon Lines’ associates continued to perform in both our liner and logistics businesses. We served our customers well, preserving and growing key relationships. We posted third quarter earnings of $0.53 per share on an adjusted basis. We grew our revenue 3.1% during the quarter, net of fuel, and we generated solid cash flows, which we used in part to pay down debt, and to continue to make selective investments in our Puerto Rico and our Honolulu marine terminals, and made an advance payment on the freight that we have purchased for the future. We ended the quarter on solid financial ground, with strong liquidity, well within the financial covenants of our revolver, and solidly positioned to continue to execute our business in what increasingly looks to us to be an extended period of economic uncertainty.

As you know, tourism is a major driver of the Hawaiin economy and while we expected tourism to weaken in-line with the second half slowdown here and in Japan, I don’t think we could have projected the softening that Hawaii saw in the past quarter, and it continues now. As a result, we reduced our volume expectations in that particular trade lane, certainly for the rest of the year, and probably through much of 2009 as well. And it’s a key reason that we’ve turned a little more cautious on our outlook for the full year.

I want to make two key points about the operating environment which we find ourselves in today. First, I fully expect that our country’s financial dilemmas will continue to send economic shock waves not only across the United States, but throughout the globe, well into 2009, and even possibly beyond. Second, one point on fuel costs. While crude prices moderated somewhat during the quarter, the average price for fuel that we use was still about 82% above what he had paid a year ago. Our per ton purchase costs of fuel are just now starting to fall.

Looking back at the third quarter, our financial results were negatively impacted by volume declines in Puerto Rico and in Hawaii. Puerto Rico’s weak economy continued in the quarter and the trade lane was also impacted by five major hurricanes and several tropical storms. Alaska held steady, as did Guam. Our performance was helped by rate improvements, mix improvement, cost controls, and exceptional schedule reliability despite the weather issues that plagued others.

Briefly, on the DOJ investigation of the carriers in the Puerto Rico trade. As you know, I can’t comment specifically on this situation, other than to tell you that our company will continue to cooperate as the investigation moves forward. Today we have a strong team in place in our Puerto Rico business unit and we’re continuing to serve our customers with the high level of service that they have come to expect from Horizon Lines throughout the 50 years that we’ve served that market.

Today our company is well positioned to continue serving our customers in all of our trade lanes, for the following very solid reasons. First, we’ve aligned ourselves with successful leading brands like Wal-Mart, Costco, Walgreens and Safeway in the retail sector, like Lowes and Home Depot in the home improvement area and like Johnson and Johnson and Amgen in the biotech and pharmaceutical space. We provide all of our customers with a high level of service and on-time performance, which is ever so important to them in these tough economic times. This, of course, translates into strong customer relationships and a fortified enduring brand preference for Horizon Lines. Second, we’re largely in the business of providing the basics within our trade lanes. Food, clothing and shelter, and I said it before, I’ll say it again: delivering these goods in three different geographies makes Horizon Lines, Inc. not recession proof by any means, but certainly less exposed than others might be in a recessionary environment. Consumers in our trade lanes depend on us for the necessities that sustain and improve the quality of their lives. Third, we are financially sound. I can’t stress this enough. Our business generates strong cash flows. We’re using these funds primarily to pay down debt and although leveraged; the cost of our debt is low, and the majority is fixed. We also remain highly liquid and we have no recapitalization needs here at Horizon Lines until at least mid 2012.

Just one last point before I turn the call over to John. We manage our business for the long-term. As I said earlier, I don’t believe that this unstable economic environment will blow us off course. Our logistics business is a key component of our long-term growth strategy, and as Brian will share with you in a few minutes, our logistics business is serving more and diverse customers. We’re seeing the business develop organically from within, which is the way we intend to grow it going forward. Acquisitions at this particular time are not on the table and probably won’t be for the foreseeable future. Now, I’ll turn the call over to John Keenan who will take you through our liner business. John.

John Keenan	Thank you Chuck, and good morning everyone. I will be walking you through our third quarter liner operations, starting with a review of our trade lanes a look at volume, unit revenue and vessel performance trends. I will conclude with updates on the labor and legislative areas affecting our business, as well as a quick review of our cost efficiency and coast wide shipping initiatives.

As a company, I feel we operated very well in an increasingly difficult environment during the third quarter which was impacted by the weakening overall economy. Even with this, we continued to align ourselves with successful growing customers. We maintained strong on-time arrivals and we continued to identify and implement cost savings initiatives across our organization.

I’m starting the review of our trade lanes on page 7 with a look at Alaska.

Alaska was definitely the strongest of our trade lanes. The economy continued to be buoyed by high oil prices and a recent boost in the oil production tax. This has resulted in a record budget surplus on the order of $2.6 billion this year. Every year, Alaska pays each resident a special dividend based on oil revenues, and this year it was a record payout of more than $3,200 [per resident] pumping an estimated $2 billion into the hands of Alaska consumers who in turn have been spending it on everything from basic goods, to furniture, to cars and HD TVs.

Another 33,000 Alaskans are expected to receive a total of $350 million from the Exxon Valdez settlement possibly later this year. The economy has received a boost and that has helped. The third quarter southbound fish volume is strong, which is expected at this time of year. As we look out on the horizon we continue to focus on expanding relationships with leading brand name retail customers that are expanding in the state. Retail sales per square foot are very high in Alaska, about double the average in the mainland US. It’s a very attractive market for retailers. We also focused on on-time service and vessel utilization both to ensure timely delivery of the needed goods and staples to our Alaska consumers, and to make sure we’re serving these market as cost effectively as possible. We purchased three new cranes for the Port of Anchorage, which is going under a major expansion effort. Those cranes are due to arrive in 2010 when the port is completed. We expect to be able to handle more cargo more efficiently.

Turning to slide 8 on Hawaii.

Hawaii certainly challenged us in the third quarter but we think it proved challenging for everyone as a result of the sharp drop off in tourism that caught everybody off guard. Tourism accounts for about 1/3 of Hawaii’s economy and 1/3 of its jobs so it’s a major economic driver. The University of Hawaii Economic Research Organization is now projecting the number of visitors to Hawaii will drop 9% from a year ago. That’s nearly double the decline projected just over three months ago. As recently as April, the number of visitors was projected to increase this year so that’s quite a turn about. Newspaper headlines coming out of Hawaii are saying that Honolulu is in a recession and the state is teetering close to one. Residential and commercial construction is softening as well, partially offset by construction related to privatized military housing. We also need to take into account that this latest downward revision of visitor expectations was made in mid September, just before the global financial crisis erupted and because the great majority of Hawaii visitors are from the US mainland and Japan, we believe it possibly can get worse before it gets better. We’re staying as close to our customers as we can in this environment, focusing on securing high margin business with major brand name retailers. As I just mentioned, one bright spot in Hawaii is construction related to the privatized military housing and we are participating in that.

Guam remained fairly steady in the third quarter. The big jump projected in military spending forthe relocation of US troops from Okinawa to Guam is expected to occur in 2011. Meantime, other military projects are stable and volume in this trade lane has been steady.

Looking at Puerto Rico on slide 9, the economy continues to stagnate. Unemployment and inflation are both in double digits. Economic growth has declined in the past two years, and is expected to decline through mid 2009. The recent turmoil in the financial markets also is impacting the Puerto Rico government, which lost hundreds of millions of dollars in the market value of its investment funds during the Wall Street meltdown in the past weeks. The polls for the November elections still show the pro-business reform candidate, Luis Fortuno leading by a wide margin. He’s running on a platform to drive economic growth with strong support from the private sector. Despite the outlook for ongoing economic weakness in Puerto Rico, we continue to operate with strong mutual loyalty between our company and our customers. In the third quarter we celebrated 50 years of service to the island. Our new team in Puerto Rico is focused on providing reliable, on-time service while at the same time finding ways to serve the market and our customers in the most cost efficient manner. While the economic environment is challenging, we’re seeing some good business wins including an uptick in our recent export loads that have previously been moved by air.

Now I would like to review our volume starting on slide 10. Our volume declined by 3,000 containers in the third quarter from last year. That’s a 4% decrease year over year. This was primarily due to the continuing recession in Puerto Rico and sharp slowdown in Hawaii. The Puerto Rico trade lane was also hit by two tropical storms and three hurricanes during the quarter, which additionally impacted volumes there and our Trans-Pacific service was impacted by two typhoons. One piece of positive news out of Puerto Rico, however, is we just completed bidding on our critical annual reefer contracts. We won 19 out of 20 contracts we were seeking with one still pending. That’s very encouraging news for us.

Alaska southbound Volumes in 2008 were hurt by a 2008 quota reduction in pollock. We’re expecting 2009 quota to be released in early December. Despite the third quarter volume decline, our overall market share held relatively steady, as noted on slide 11. We were able to achieve the 3.1% revenue increase when you exclude fuel. This 3.1% revenue increase was primarily due to a combination of rate improvement and commodity mix. Reefer volume was flat during the quarter relative to a year ago, but our strategy on focusing on higher margin product in both reefer and dry goods continued to payoff, evidenced in the rate improvement.

Turning to slide 12, we were able to maintain 92% on time even with seven storms during this quarter. At the same time, we were able to maintain a strict discipline of fuel consumption, on our vessels. As you recall, when we talk about on-time, we measure our ships to the minute. In terms of maintenance and vessel availability, I will compare our ships to any in the industry. Unlike many operators, we own our ships, which means we take really good care of them, so our vessels are available and ready to sail at a rate of the 99.9% which is consistent with our past performance. Capacity utilization was 66% in the quarter down from 75% a year ago. The difference reflects both increased capacity, resulting from our addition of TP-1 vessels last year, the redeployment of our fleet related to TP-1 vessels, and the slowing in some markets mostly related to the economy. In terms of capacity, we’re very well positioned for future growth. We’re also looking at every way possible in this economic environment to increase utilization and reduce costs.

Now let me review our EDGE initiative on page 13. The best way to describe EDGE is that it’s a culture of continuous improvement that we’ve engrained into our entire organization through process and system efficiency. We launched EDGE in spring of 2006 and it contributed to both financial and intangible benefits across key business functions at Horizon Lines, Inc.. We’re glad we implemented EDGE when we did. Using EDGE we have clearly placed ourselves in a better position to both manage cost through this economic slowdown and to accelerate opportunities when economic conditions improve.

Turning to slide 14, our Coastwise initiative continues in the planning stages. We have a team in place that is forging the strategic alliances with labor, port authorities and MARAD, and building the customer pipeline necessary to operate this coastal shipping program. Launching Coastwise shipping will depend on a confluence of factors which will be heavily impacted we believe by the evolving economic conditions in 2009.

On slide 15, one very positive factor regarding our Coastwise shipping is that we expect passage of a Harbor Maintenance Tax exemption in 2009 that has good bipartisan support on Capitol Hill partly due to high fuel cost, highway congestion and environmental concerns. Regarding Title XI funding. The Federal ship construction loan guarantee program is continuing at the $5 million level through next March. We are encouraged by language in the continuing resolution that directs $48 million more for the program. That’s an impressive funding level which would support $750 to $1 billion in new ship construction.

Let me give you a quick update on unionized labor as noted on slide 16. The agreement with ILWU on the west coast was completed and ratified in the third quarter with little or no freight flow disruptions. We don’t have any contracts expiring until 2010 but negotiations are expected to begin in mid-December with the ILA international longshoreman associations covering workers on the east coast and gulf.

Before turning the call over to Brian I’d like to leave you with these closing thoughts. The challenges in our trade lanes intensified during the quarter but we operated well, achieving a 3.1% revenue gain net of fuel on a combination of commodity mix and rate improvement. Our vessel on-time performance remained very high despite very challenging weather conditions. We continued to work hard to control costs, to operate our vessels efficiently, and to serve our customers well regardless of the economic challenges facing us.

With that, let me turn the call over to Brian.

Brian Taylor	Thank you John. Good morning everyone. I’d like to begin by reviewing the progress we’ve made in developing our logistics brand by focusing specifically on some of our business wins, our infrastructure development and our future growth plans. I’ll conclude with a brief review of our financial results for the division before I hand this over to Mike.

I’m now on slide 18. I’m very excited about the progress of our business. I now have a strong leadership team in place and we’ve created a solid infrastructure foundation. We are seeing some nice wins with our customers. The logistics investments that we’ve made in people and technology over the past year have positioned us for growth, without any immediate need for future acquisitions or significant capital spending going forward.

When we started Horizon Logistics in 2007, we really weren’t anticipating the stiff economic headwinds we have faced as this year has progressed. Throughout this challenging business climate, we’ve focused on growing our business. We are now beginning to see success in terms of an increasing, and more diversified, customer base. We have continued to enhance our sales platform and fine-tune our infrastructure, and we have further articulated our strategic growth plan which I’ll share with you shortly.

Looking at our third quarter progress on slide 19, we continue building a diversified pipeline of customers in our chosen market segments. The photograph accompanying this slide is a major solar power project at the Nellis Air Force Base just outside Las Vegas. Earlier this year Horizon Logistics moved 200 truck loads of solar panels and infrastructure to this job site. We played an instrumental role in the evolution of this one project and now have two additional solar power projects we are handling for the same customer. From the installation of wind turbines in Times Square to the movement of a large piece of mining equipment to an open pit mine in New Mexico, our company is serving a growing diversified number of customers who depend on us to get their merchandise on site, on-time and intact. We recently finalized the transition to a single integrated technology platform for logistics. This change allows us to more effectively operate our business, giving supply chain visibility to our customers, and it also provides system wide cost visibility for each shipment creating a more coordinated approach to the way we price and the margin we generate in our overall business.

Organizationally we’ve continued to strengthen the sales force. We recently re-located our west coast operation to a new facility in Los Angeles and have the ability to take on larger assignments from our customers. Slide 20 provides an overview of our strategic focus over the next three years. Much of this past year has been laying the foundation for future growth, and this plan demonstrates where we are heading. What we’ve created are four lines of business that support our vision to become a premier logistics provider, leveraging our sea freight expertise and developing a North American integrated logistics offering. Our service offerings are designed around four customer segments and the real beauty of this plan is it’s purely an organic growth strategy that leverages our existing liner relationships and competencies and requires predominantly human capital investments going forward.

As you’ll see on slide 21, entering the international NVOCC business has become a key part of this strategy. First, it allows us to feed our logistics infrastructure with little investment in additional physical assets. Second, it allows us to leverage our core competencies, including our existing customer relationships and our sales expertise. And third, it expands our growth opportunities to a global trade environment that is driving demand for multi-modal international service providers. Through our existing infrastructure, much of the back office support and technology is already in place. I think it’s important that I stress the asset-light nature of this venture. It really requires no investment in ships, containers, chassis or other equipment. We are a third party international freight holder, which means we can participate in this space while avoiding many of the pricing battles initiated by asset-base international carriers trying to fill their capacity. In late September, we received our FMC license as an international NVOCC. Since then, we’ve recruited some new leadership talent, established a relationship with a significant offshore agent, and we’re targeting a December ‘08 launch for the service.

Look at our logistics results on slide 22. You can see we generated $61 million in revenue. We were EBITDA negative for the quarter. We saw softening demand due largely to the economy but we are also growing a more diversified base of customers and expect to continue seeing nice wins in our chosen customer segments going forward.

In summary, we’re upbeat about the future prospect for our logistics business. We see the potential inherent in our truck brokerage operation and the developing international NVOCC business. While we know we must continue to contend with the softening economy, we remain confident that we have a strategic platform in place to move forward with our organic growth plans. With that, I’ll turn this over to Mike.

Michael Avara	Thank you Brian and good morning everyone. I’ll start with page 24. Revenue for the third quarter grew nicely, up $31.5 million or 9.8% over 2007. Operating revenue for the first nine months jumped by $99 million, or 11.1% versus last year.

Page 25 provides more information on the factors that drove the increase in revenue. In the third quarter, revenue per container grew by $441 or 12% and that is reflected in higher fuel cost recovery and rate mix improvement totaling $31.5 million. Aero Logistics and Hawaii Stevedores contributed net $5.9 million of increased revenue from these two acquisitions back in 2007. These positive factors, more than offset the $11.1 million adverse impact of a decline in volume of about 3,000 loads or 4%, primarily in Hawaii, Guam and Puerto Rico. For the nine months, rate per box increased by $371 or 10.2%. And it’s again reflected in both improved fuel surcharges and higher rates, totaling $71.8 million. Acquisitions accounted for $26.5 million of the $99 million revenue increase. A $19.8 million volume decline of about 5,500 loads, or 2.5%, in Puerto Rico, Hawaii Guam, partially offset these revenue gains.

Operating results on page 26 are adjusted to exclude antitrust related legal fees of $4.6 million in the quarter, and $7 million through nine months. The first nine months numbers also exclude severance expense of $800,000 that you may recall from the second quarter. Adjusted operating income declined by $8 million in the third quarter largely due to total volume decline that we have spoken about. A $10 million impact from that and a higher shortfall on fuel recoveries of $6.35 million negative. These two factors were partially offset by the rate net of fuel increase that we referenced which added $7.4 million to operating income. The first nine months adjusted operating income fell by $16.8 million, or 22.5%, primarily as a result of the volume decline. We saw About a $12.2 million impact from that. That’s the lease expense from our five new ships for full year, $8.2 million higher, mitigated somewhat by the rate net of fuel improving for nine months, also totaling $3.5 million.

Adjusted EBITDA on page 27 declined $8.6 million for the third quarter and $19.1 million for the first nine months. The same factors that impacted adjusted operating income also impacted adjusted EBITDA.

Turning to net income in order to present results on a comparable basis. Net income has also been adjusted on page 28 to exclude the antitrust legal fees and severance expense in 2008 that I referred to, as well as a 2007 loss on extinguishment of debt of $38 million in the quarter, and $38.5 million for nine months. A deferred tax revaluation benefit of $4.8 million in the third quarter and $7.3 million through September 2007, is also excluded to present the results on a comparable apples-to-apples basis.

Adjusted net income of $16.2 million in the third quarter was $4.5 million lower than 2007. A $2.3 million interest expense savings partially offset the $8.9 million decline in adjusted operating income. Our refinancing last August combined with falling interest rates and debt repayments have enabled us to reduce the cost of debt from 8.8% last year before the refinancing, to 4.3% over the last year. Nine months adjusted net income of $28.1 million leaves us $7.1 million behind that of last year. An adjusted operating income shortfall of $16.8 million more than offset the savings from a lower interest expense, which totaled about $8 million

Adjusted diluted EPS on page 29 declined $0.08 or 13.2%. As a result of the 3.8 million shares re-purchased between August of 2007 and January of this year, our average diluted shares outstanding, have declined to 30.2 million shares from 33.8 million shares in the third quarter of 2007. Adjusted diluted EPS fell by 11 cents or 10.7% for the first nine months, as the lower net income more than offset the reduced shares outstanding. Free cash flow presented on page 30 of $6.8 million, for the nine months was $58.1 million improved over the first 9 months of 2007, and let me walk you there some of those primary factors. First of all, last year we did two acquisitions, HSI and Aero Logistics, which added $32.1 million. We also have lowered our vessel lease payments this year by about $21 million. You might recall that we had a $40 million mid-term balloon payment on our three Alaska vessel on January 2007 is which was about double the normal payment we made on January 1st of each year. Working capital consumption was improved by $15.6 million, primarily as a result of a focus on accounts receivable, with a majority of this savings in 2008, In January we paid a bonus payment on bonuses earned in 2006, and that is not in the numbers this time, so that added a positive $10.5 million. Now all these positive factors were mitigated somewhat by the EBITDA shortfall of $19.2 million.

Turning to liquidity, credit agreement compliance and capital structure on page 31. We are in the fortunate position of having ample liquidity. We are very comfortably in compliance with our credit facility financial covenants, have a low interest rate on our debt, and no recapitalization needs until August of 2012. We had nearly $90 million liquidity at the end of the third quarter. A voluntary additional revolver payment of $12.5 million was made during the third quarter, and you might recall that we made a similar payment of $10 million in second quarter. We’ve made an additional voluntary payment of $5 million on our revolver, so we continue to pay down debt. In terms of credit facility compliance, our interest coverage ratio of 4.47 times was significantly higher than the required 3.5 times minimum at the end of the third quarter. Our senior secured leverage ratio at 1.99 times was well under the 3.78 times maximum.

Continuing to capital structure. Our opportunistic financing last August and timely interest rate swap on our term loan this April has resulted in excellent capital structure. 74% of our debt is fixed through maturity in 2012 and a small piece in 2013, and again our average interest rate is below 4.4%.

Our 2008 financial guidance is reflected on page 32. We’re reducing our guidance due to the historic financial crisis and resulting increasingly difficult economic environment, which has adversely impacted volumes in both Puerto Rico and especially Hawaii. We’ve decided to retain a larger than typical $10 million EBITDA range for this time of year. We feel that this is prudent in light of the extremely difficult and rapidly changing economy, just in case thing are even worse than currently expected, and we do have the current expectations reflected in these numbers. We are hopeful that we can come in at or near the high end of the range but we thought it was appropriate to build in some downside protection because of the historic, and uncertain times we’re going through.

I would remind you that guidance is adjusted to exclude an estimated $10 million in antitrust legal fees in 2008. Just quickly on page 33, you see the liner EBITDA of $127.4 million was a big contributor. Regarding, logistics, Brian touched on a negative $2.4 million projection for 2008. I want to walk you through some of the major assumptions that we utilized in our guidance and as Chuck spoke to many of you these have changed it drastically in just a couple months since we last spoke to you. You will note that we have tempered our volume assumption in light of the deteriorating US economy. A significant downturn in Hawaii due to a sharp contraction in visitors and a lack of recovery in Puerto Rico is approaching three years. Total volume is now projected to slip to 3.1% versus 0.4% that we had expected back in July. However, unit revenue, net of fuel is a good news story, it improved by .6% to 2.2% for the year. As we secure some higher paying freight in the fourth quarter, we’ve also included projections on a trade lane drivers that we evaluate, Alaska GSP remains very healthy at a 5% increase. Hawaii visitors have declined sharply and GDP has slipped further. Bunker fuel prices were estimated at $515 per ton in the fourth quarter and you should remember that we actually expense fuel that we purchased in the previous months so we’re not enjoying in the fourth quarter in terms of expense, all the reduction in bunker prices that have occurred at this point in time.

I just want to quickly remind you on page 35 of some new accounting with convertible notes. Basically the new accounting rules require that the interest rate existing on other non-convertible debts — this would be other than our convertible notes at the time the issuance of the convertible notes — be reflected in the income statement. Now this of course, is higher or was higher back in August of 2007, somewhere in the neighborhood of about 8%. So convertible debt is recorded on the balance sheet under this new accounting at a discount, reflecting the lower coupon rate that is accretive up to par value using the higher non-convertible part, almost like your home mortgage amortization. The announcement is effective for fiscal year 2009 and must be retrospectively applied to prior periods. Page 36 provides the retrospective and prospective impact of required new accounting for convertible notes. Again I would remind you that the additional interest expense is non-cash and does not at all impact the true economic that convertible notes nor are very successful refinancing last August.

To wrap up, we delivered good results in the face of a growing financial crisis of really historic proportions. We haven’t seen such a tough time probably since the ‘30s and the resulting difficult economic environment. To compound matters, fuel prices were highly volatile during the quarter with oil prices first rising to historical rates and retreating sharply. However, bunker prices were slow to react to the falling oil prices from the peak. When bunker did fall, we did reduce our fuels surcharges in response. We are searching for opportunities to selectively grow revenue, by conserving cash and paying down debt. Although the severity and duration of the financial crisis and economic turmoil cannot be predicted. Horizon Lines, Inc. stands well positioned to weather the storm. Going into 2009, we’re expecting a deep and protracted U shape recession and preparing, while of course, hoping for a shallower and quicker V shaped recession, so with that I’ll turn the call back to Chuck Raymond to wrap up. Chuck.

Chuck Raymond	Thanks Mike, for building on some of the points that John made and that Brian made here, on the economy and on our business. First of all, our company is in the midst of a very challenging economic environment, and it’s impacting everyone. As I think about it, and what’s very clear from this discussion is that we’re very well positioned both financially and operationally to continue to make progress despite this environment., while at the same time positioning our company for the long-term value creation that we have been able to provide in the past. Second, our plan in this environment is to intensely focus on what we do best, and that’s to provide excellent service to our customers, preserve our brand reputation, and to build our business for the long-term and generate solid cash flows. Again, so that we are positioned to capitalize on growth opportunities when economic conditions do improve. And then last, the fundamental investment considerations for our company really haven’t changed. We remain a leading domestic ocean shipping company, serving as a economic lifeline, linking Puerto Rico, Alaska, Hawaii and Guam to the continental US. We continue to cultivate durable lasting partnership with the nation’s leading brands, protecting strong market share, and the related cash flows that are derived from that. Our logistics platform as Brian mentioned, offers us a very sound platform for organic expansion and long-term growth of our company. And with that, we’re ready to take questions.

Operator	Thank you, sir. We’ll now begin the question and answer session. As a reminder if you have a question, please press the star followed by the one on your touch tone phone. If you would like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, you will need to lift the handset before making you’re selection. And our first question comes from the line of Peter Wahlstrom with Goldman Sachs. Please go ahead, sir.

Peter Wahlstrom	Good morning. Given kind of your outlook for slowing US economy, have you considered adjusting your ships’ schedules and temporarily taking vessels out of service to better align capacity with near term demand.

John Keenan	Yes. Peter good morning this is John Keenan. Yes, we have. As you know, we constantly look at our markets and our vessel utilization. We’ve evaluated specifically Puerto Rico. We’ve looked at our service, our vessel and our GAX service and at this time we still think it’s the right time to keep that vessel in. However, we put in place triggers and areas where if we see that the volume’s fall below a certain level, we’ll implement a change in that service. We’ve also evaluated our Hawaii service, and have looked at the two major strings that we operate. The PEX string and the CHX. And we’ve changed departure schedules to have better fuel conservation and reduce our cost as well as our cost in our terminals. We are looking at putting in place some triggers if the volumes continue to deteriorate.

Peter Wahlstrom	Okay. And following up on that, can you give us a broad sense of what sort of magnitude volumes might have to drop before you consider taking a vessel out?

John Keenan	I think, if you look at Puerto Rico, Peter, the gulf is our smaller market there, so in that market, I would say the volumes have to drop at least probably 15% before we pull a vessel out, and in Hawaii we’re still evaluating that.

Peter Wahlstrom	Okay. Fair enough. I realize that you’re facing near term challenges in the Hawaii market. And taking a step back and maybe looking at prior cycles, does Hawaii lag the U.S. economy? Or does history or your experience in that region show otherwise?

Brian Taylor	You know, I’ll be happy to take that one, this is Brian Taylor speaking. Peter, I believe that the Hawaii economy tends to lag the US economy, and historically as we looked at what happened back in the ‘90s and in 2001, the impact to the Hawaiian economy tend to follow what happened on the US mainland. We’ll probably see this continue a little bit beyond the recovery we might see in the US main land.

Peter Wahlstrom	Okay. Thanks. And then quickly, you provided a fairly bleak realistic outlook for the 2008 fourth quarter where operating margins could, you know, come close to, if not back to zero. How much of this cost should we really attribute to seasonality in the quarter versus general weakness in the markets? As we kind of think ahead to 2009 and tack this on to your fourth quarter guidance range, from an EBITDA standpoint, what’s implied in terms of volume on the low end and also the high end for the quarter, thanks.

Mike Avara	This is Mike, good morning, I’ll take that for you. As you recall, our fourth quarter is, one of our weaker quarters, our first quarter is our weakest. You know we had good volumes going into, say the first half, until right around Thanksgiving time, then they drop off pretty rapidly as thing obviously get difficult in Alaska. So we do have a lot of seasonal costs and reduced volumes that hit us in the second half of the year. Second half of the quarter, I’m sorry but really the reason for the reduction in the guidance and the broad range is just the uncertainty out there. We’re in historic times. We really thought it was prudent to give a broader range and more downside protection. In terms of the volumes assumptions, we had on the low end 7% down and on the high end probably about a 5% down on an overall combined basis from the our current projections.

Peter Wahlstrom	Okay. Thank you very much.

Management	Thank you.

Operator	Our next question comes from the line of Kevin Sterling with Stevens Incorporated. Please go ahead.

Kevin Sterling	Good morning.

Management	Good morning Kevin

Kevin Sterling	Good morning Kevin. Just probably a question for Chuck, Chuck, and the rest of you guys, it seems like you’re committed to using your free cash flow to pay down debt, which is a good thing. But would you consider buying back your stock at current levels?

Chuck Raymond	Well, that’s a good question. And as you know we had done some stock buy backs in the past. At this point we think it’s more prudent to pay down debt, and continue to pay down debt. And that will be our focus for the next, let’s say 90 days to 120 days as we kind of see our way through this current economic dilemma that we have, Kevin.

Mike Avara	Kevin, I would just add to that, as a reminder, the way we pay down debt. We’re paying our revolver, so if things turn around, and improve significantly; we always have the ability to borrow and to potentially do other things.

Kevin Sterling	Okay. Thanks a lot. And just kind of following up about 2009, and, and I know you guys probably can’t give specifics, but I was wondering if you can talk a little bit about how you’re thinking about next year. I realize you may not be able to go into much detail, but if you could offer any color that would be helpful for sure.

Chuck Raymond	Why don’t you let me take that. You know, Kevin, we’re going to be cautious about 2009. We don’t like the fact that we have missed our guidance here a couple of times in the past year or so. And I believe we’re going to be very comfortably within our guidance for the fourth quarter. So you’re probably going to see us be a little more cautious with regard to our forecast going forward, but this is the way we’re looking at it. Number one, we’re going to have an intense focus on cost in our company. We’re using the EDGE tools to examine everything we do and we’re doing that today. Second, we’re going to continue to have a very strong focus on our vessel assets. The question was asked by Pete Wahlstrom, would we take capacity out of one or more of our trades, and that’s clearly an opportunity that we have. We have not removed capacity in our Puerto Rico trade, as an example, in the last six years. And, in fact, we’ve added a little capacity with new vessels in that trade. That being said, we have about a 66% utilization there, so should that market come back, and when it comes back, and it will, we’ve got the operating leverage to improve. But in the short run, we’ve got the ability to pull tonnage out should we need to do so. I think also that in terms of, of customer service, you’re going to see us intensely focus on servicing our customers. Here’s the reason why — in this economic environment, they demand that. We have to help them get their materials from the distribution centers in the US to the shelves of the stores in the markets that they’re serving. And they want reliable, on time service, so they can reduce the cost of their inventory in transit. That ties up their working capital and as we know right now, working capital is something very hard to borrow, and if you do you have to borrow, it’s at very, very high expense. So our approach in summary is going to be excellent service to our customers, watch our costs, and preserve our free cash to make sure we have a good cushion so we don’t run into any economic extremities.

Kevin Sterling	Thanks Chuck, that was some good color. You talked about utilization on your ships at 66% in Puerto Rico. Is there a threshold where it has to tip below where you would pull out one of your vessels?

John Keenan	Well, Kevin as you know, that 66% number, we put two ships in the Puerto Rico service which we knew had excess capacity when we did our TP1 implementation. We put in the two C eights and we also put some 48-foot capability on those ships so those two ships are the backbone of the service. It’s more the gulf service that we would look at, and perhaps the northeast. But right now, the utilization on the services are where we expect them to be and they are contributing to our profitability.

Kevin Sterling	Good. Thanks John. When looking at your military business particularly out of Guam, is this, is it still fairly steady for you guys?

John Keenan	Kevin, yes, it is. As I indicated on the call earlier, the Guam volumes are steady, as the building materials move and a lot of the material in support of the build up, as part of the marines coming from Japan a in 2011,. So Guam has been steady.

Chuck Raymond	Kevin I’d just like to build on that and say that we’ll probably see a little slowing in the tourism in Guam, same as we’re seeing in Hawaii. Overall that market is going to be down a little bit. The military construction, and the construction associated with the military build-up, is going to help tremendously to offset that weakness.

Kevin Sterling	Okay. Thanks. And on one last question, do you guys expect any antitrust legal fees in 2009?

Mike Avara	You know, Kevin, we do. The most current estimate that we have from our attorneys is somewhere in the neighborhood of what we have projected for 2008 of $10 million. And we’ll obviously manage those prudently to make sure that all the, the work is being done and manage those costs closely.

Kevin Sterling	Okay. Thanks Mike. Gentlemen, thanks so much for your time today.

Management	Thank you Kevin.

Operator	Thank you. Our next question comes from the line of Chaz Jones with Morgan Keegan, please go ahead.

Chaz Jones	Hey, good morning everyone.

Management	Morning Chaz.

Chaz Jones	I wanted to ask about pricing just in terms of, it seems like, you know, given you’re guidance that, that volumes are, are falling, you know, pretty rapidly here. Could you maybe give us some kind of sense for what type of volume fall off we would need to see for pricing to turn negative? I mean, considering that it’s still positive at this point?

Chuck Raymond	Well, let me take that one for a minute, if you would. This business has been in the past one where there have been a couple of companies that have struggled and have gone out of business. The most recent one of course, was back in 2002, Navieras in Puerto Rico. I think the carriers in the trades today realize that going out in a defined market, and slashing rates to try to earn more volume is really a zero-sum game, so I don’t think that people would do the irresponsible things there. That being said, there could be a little decline in rates as costs come down. I mean, we know that fuel right now is turning down. This morning you know, crude oil was down at $63 or $64 a barrel. It’s about half of what it was four months ago. And of course, surcharges are going to come down, and, and vessels will be more efficient as a result but there could be some tempering of rates as a result of that. We are however seeing rates holdup. John mentioned the Puerto Rico trade and our reefer contracts that we’ve negotiated for 2009. I believe John, if I’m not mistaken, we’ve got rate increases in every one of those contracts, so we haven’t seen that phenomenon and we don’t expect to see it. However, should that happen, we do have the ability to pull tonnage out, and as John mentioned, you know just the cost of one vessel in the Puerto Rico trade is in the range of 22 to $24 million a year to operate, so we have an ability to respond to that. On the other hand, if we had to get into a battle to fight the market share, we’ve got plenty of time to fight that battle, so on balance I think we’re in pretty good shape there. I don’t see any indication that we’re going to end up in a rate war here.

Chaz Jones	No, that’s helpful, Chuck. Thanks and then lastly, I just, you know, when I get back into the guidance, and I know you guys don’t give specific fourth quarter guidance, but obviously we can do the math with, with the full year guidance, you know, just kind of the back of the envelope calling for a $0.25 loss to roughly $0.03 in EPS. Obviously I understand, you know, we’re in a very challenging environment. Seasonally, it’s, you know a weaker type quarter, but also the fact is, my sense is the first quarter, you’re probably not going to get much of a change in terms of seasonality or that type of outlook, so I guess my question is, I recognize on slide 31 you guys put a lot of effort into explaining the liquidity situation. I mean, if we were to over the next several quarters get into a type of environment where you come in at the low end of that guidance, you know, are you going to be able to continue since those matrixes on 31 are on a, you know trailing 12-month basis to maintain the liquidity in those debt covenants if we kind of hit this worse case scenario?

Mike Avara	Hey Chaz, it’s Mike I’ll take that one. As you might imagine, we have done a lot of contingency planning as we looked at the situation. And we’re obviously hoping for the best here, but have prepared for the worst so we have a series of actions that we would undertake if necessary to maintain liquidity and conserve cash. I mentioned before, for the third quarter in a row now, and already in the fourth quarter we have paid down $5 million of revolver debt, and that helps us a couple ways. It helps us on the amount of debt outstanding on the leverage ratio and also reduces interest expense so it helps us on a coverage ratio. We hope to be able to pay down some more debt in the fourth quarter. So you know, we’re keenly aware of these measures, we track them almost every day. We still have plenty of room at this point in time, and we’ll take all steps necessary if things turn even further south to protect them.

Chaz Jones	Okay. No, that’s helpful. And I, you know, I figured that’s where you guys are making that kind of commentary that you are, about, you know, holding onto cash. I guess is there a scenario, if it plays out like I had just mentioned over the next couple quarters, kind of a worst case scenario, you know, it would seem to me that, it would be difficult for you guys to, to remain free cash flow positive in that environment. Am I looking at that wrong or could you help me out on that at all?

Mike Avara	Well, free cash flow in the first quarter is usually low as you know. But we start to build cash very quickly starting around April, and that continues through November. When we do our 2009 budget, and we are in the midst of that season, we’ll carefully look at all of our measures at each of the quarter reflection points and have, like I said, plans ready to take off the shelf if we need to protect liquidity and those ratios.

Chaz Jones	Okay. Great. I appreciate all the commentary guys. And nice performance there in the third quarter.

Chuck Raymond	I just had a couple comments on that. Chaz, as color, and of course, we do have a rather aggressive cap ex program that we’ve been pursuing over the last few years, so we have the discretionary ability to cut back on that in almost all the areas where we’re investing right now, Second, of course, we are paying a dividend and we intend to continue to pay a dividend and that’s an out lay of $3.3 million per quarter if I’ve got that right. And also, if we have a sustained economic dilemma here, I think you can expect a couple of things that will happen. Number one, is I believe that you’ll see a further stimulus program come out of the House and the Senate. As you know, the last time it included Puerto Rico so that might help one of our markets. I believe that if we have continued economic problems, that fuel will continue to moderate down in price, and of course, that’s a very large portion of our variable expense. And we’ve done a very good job of managing that, but because of high fuel costs, of managing all the other costs in our company. So I think we’re pretty well positioned in the event that the economy does come down, our costs come down along with it. We talked a little bit about the Exxon Valdez settlement up in Alaska is a help. The dividend payment that John Keenan mentioned is calculated on the basis of a five-year running average so we have the year 2008 in that formula. Now going forward for the next four years, the out lays from that fund will continue to be fairly extraordinary. And last, as we mentioned we can pull ships out. We can pull them out of service we also have five idle vessels right now, which in worse of cases we can turn around and scrap if we had to. So there are a lot of alternatives that we have. We have done the contingency planning. We feel very comfortable with that. In fact, that’s why we feel comfortable showing you a little lower guidance, even though it might cause you a little concerns you know we want you to know we can deal with that, and honestly you know we’re not going to fall out side of our guidance, so let me just wrap it up by telling you that.

Management	Thanks Chaz.

Operator	Thank you our next question is a follow-up question from the line of Peter Wahlstrom from Goldman Sachs.

Peter Wahlstrom	Thanks very much. Could you actually share a little bit more about maybe your container mix and which areas continue to holdup well, such as maybe reefers and others that remain under pressure?

John Keenan	Yes. As earlier in the presentation I described our overall rate improvement about 3.1%.. We said our reefer volumes had remained flat year over year, and that reefer volumes maintained flat despite declining volume in two of our trades, predominantly in Hawaii and Puerto Rico, where our reefer mix is good. We continue to focus on higher margin cargo but the volume fall off of 3,000 containers that we discussed a earlier is predominantly made up of Hawaii and Puerto Rico, with Puerto Rico being the lion’s share of that.

John Keenan	Well, if you look at the housing segment that’s softening in all three markets, so you see predominantly housing and consolidated are two major segments that fell off.

Peter Wahlstrom	Okay. And lastly what sort of visibility do you have into your freight forwarding and third party business segments? Is there meaningful margin difference for your freight forwarding business?

John Keenan	Well, Peter we have fair visibility. It’s not perfect, but I don’t think anybody has perfect visibility right now in this economic environment. We have a sales team that is actively engaged with our customers and out on the street and working through their forecasts with us. And obviously our forecasts are only as good as our consolidators are telling us, but we continue to try to work on ways to improve that visibility. That being said, with the consolidators, we feel we have very good visibility from our retailers, the big box guys

Peter Wahlstrom	Okay.

John Keenan	And the other thing to recall, Peter is we don’t move automobiles. We move very few autos. Everyone else in the market is seeing that segment down significantly. We’re isolated from that automotive sector.

Peter Wahlstrom	Okay. Thanks.

Operator	Thank you. I do not show any further questions at this time. Please continue.

Chuck Raymond	Okay. Gentlemen. Well thank you very much. And we will look forward to visiting with you again on January 30th, which is the date we intend to have our fourth quarter earnings release at this time. I wish you a good day and let’s hope that the market returns to some reasonableness shortly.

Operator	Ladies and gentlemen, this conclude the Horizon Lines, Inc. third quarter 2008 earnings result conference call. You may now disconnect. Thank you for using AT&T conferencing.